Exhibit (a)(1)(G)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated January 25, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MICROFLUIDICS INTERNATIONAL CORPORATION
at
$1.35 Net Per Share
by
NANO MERGER SUB, INC.
a wholly-owned subsidiary of
IDEX CORPORATION
     Nano Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of IDEX Corporation, a Delaware corporation (“IDEX”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Microfluidics International Corporation, a Delaware corporation (“Microfluidics”), at a price of $1.35 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Registrar and Transfer Company, which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See Instruction 9 of the Letter of Transmittal. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary. The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Microfluidics. Following completion of the Offer, the Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON THURSDAY, FEBRUARY 24, 2011 UNLESS THE OFFER IS EXTENDED.
     The Offer is not subject to a financing condition. The Offer is conditioned, among other things, on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares owned of record by IDEX or the Purchaser or with respect to which IDEX or the Purchaser has sole voting power, if any, represents at least a majority of the Shares outstanding and no less than a majority of the voting power of the outstanding shares of capital stock of Microfluidics entitled to vote in the election of directors or upon the adoption of the Merger Agreement, in each case determined after giving effect to the deemed vesting and exercise in full of all outstanding options to acquire Shares (the “Minimum Condition”). The Offer is also conditioned upon the absence of any material adverse effect on Microfluidics having occurred since January 10, 2011, and the satisfaction of other conditions set forth in Section 14—“Conditions of the Offer” of the Offer to Purchase.
     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 10, 2011 (the “Merger Agreement”), by and among IDEX, the Purchaser and Microfluidics, under which, after the completion of the Offer and the satisfaction or waiver of all of the conditions thereto, the Purchaser will be merged with and into Microfluidics, with Microfluidics surviving such merger as a wholly-owned subsidiary of IDEX (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by IDEX, the Purchaser or their subsidiaries or affiliates, or Shares owned by Microfluidics or its subsidiary or by its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $1.35 per Share in cash, or any different price per Share paid in the Offer (such price being referred to herein as the “Offer Price”), payable to the holder thereof without interest. The Merger Agreement is more fully described in Section 13—“The Merger Agreement; Other Agreements” of the Offer to Purchase.
     The board of directors of Microfluidics has unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Microfluidics and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (iii) recommended that Microfluidics’ stockholders accept the Offer and tender their Shares in the Offer and adopt the Merger Agreement and approve the Merger, if adoption by Microfluidics’ stockholders is required by applicable law.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depositary Trust Company (the “Book Entry Transfer Facility”) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal.
     Subject to the terms of the Merger Agreement, the Purchaser may at any time and from time to time before the expiration of the Offer, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that without the prior written consent of Microfluidics, the Purchaser will not (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the maximum number of Shares to be purchased in the Offer; (iv) impose conditions to the Offer other than or in addition to the conditions described in Section 14—“Conditions of the Offer” of the Offer to Purchase; (v) amend or waive the Minimum Condition; (vi) amend any of the conditions to the Offer described in Section 14—“Conditions of the Offer” of the Offer to Purchase; or (vii) extend the expiration of the Offer other than in accordance with the Merger Agreement; provided, however, that if the aggregate amount of Microfluidics’ expenses related to the transactions contemplated by the Merger Agreement and the other payments described in the Merger Agreement exceeds or is expected to exceed $2,750,000, the Purchaser may decrease the Offer Price in accordance with the terms of the Merger Agreement.
     Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. The Purchaser is required by the Merger Agreement to extend the Offer (i) to the extent required by applicable law or applicable rules, regulations interpretations or positions of the Securities and Exchange Commission (the “SEC”); (ii) for one or more periods of up to 20 business days each until March 18, 2011, if at the expiration of the Offer any of the conditions to the Offer, other than the Minimum Condition, have not been satisfied; (iii) at Microfluidics’ request for a period of up to 10 business days, so long as no Acquisition Proposal (as defined in the Offer to Purchase) has been publicly disclosed or communicated; and (iv) at Microfluidics’ request for a period of three business days, if by the expiration of the Offer, Microfluidics failed to perform or comply with any agreement or covenant contained in the Merger Agreement and did not have at least three business days notice to correct such failure, so long as no Acquisition Proposal has been publicly disclosed or communicated.
     If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if IDEX, the Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares to permit the Purchaser to complete the Merger under the “short-form” merger provisions of the General Corporation Law of Delaware, then the Purchaser is permitted by the Merger Agreement to provide one or more subsequent offering periods of at least three but no more than 20 business days (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although the Purchaser reserves its right to provide a Subsequent Offering Period, the Purchaser does not currently intend to do so.
     Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment by the Purchaser in the Offer, may also be withdrawn at any time after March 26, 2011. No withdrawal rights apply during any Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.
     The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of the material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5—“Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     Microfluidics has agreed to provide the Purchaser with Microfluidics’ stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions, requests for assistance and requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Depositary at its address and telephone number as set forth below and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary) for soliciting tenders of Shares in the Offer.
The Depositary for the Offer, Registrar and Transfer Company, will respond to questions and requests related to the Offer:
Attn: Reorg/Exchange Dept.
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
January 25, 2011